Exhibit 10.1
CONSULTING AGREEMENT
The following contains all the terms of this consulting agreement (“Agreement”) between Cardiogenesis, Corporation, a California corporation (the “Company” which term includes the Company’s subsidiaries) and Dr. Marvin Slepian (the “Consultant”), and supersedes all other understandings, oral or written, between Company and Consultant. As used in this Agreement, the term “Consulting” means consulting services under this Agreement.
1.	The nature of the services provided, and the compensation for these services are set forth in Exhibit A. In rendering such services to Company, Consultant shall act as an independent contractor and not as an employee or agent of Company, and will not have the power or authority to bind Company to any contract or obligation. Consultant agrees that, during the term of its engagement by Company, Consultant will not engage in any other employment, occupation, consulting or other business activity that conflict with Consultant’s obligations to Company. Consultant agrees to be responsible for any taxes or withholdings applicable to the payment of any compensation to Consultant hereunder.

2.	In consideration of the retention as a Consultant by Company and the compensation received by Consultant from Company, Consultant hereby agrees as follows:
(a)	At all times during consulting to Company and for a period of 5 years after termination of this Agreement, Consultant will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything related to this Agreement without the written consent of Company, except as may be necessary in the ordinary course of performing consulting duties to Company. As used in this Agreement, Proprietary Information means any and all information regarding Company obtained by Consultant in the course of providing services under this Agreement including, but not limited to, Company Inventions, trade secrets, manufacturing or design processes, formulas, data and know-how, software programs, improvements, inventions, techniques, marketing plans, strategies, forecasts, computer programs and customer lists.

(b)	Consultant recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes Company and such third parties, at all times during this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation except as may be necessary in the ordinary course of performing consulting duties to Company and consistent with Company’s agreement with such third party, or to use it for the benefit of anyone other than for Company or such third party (consistent with Company’s agreement with such third party) without the prior express written authorization of Company.

(c)	Consultant acknowledges that the amounts set forth in Exhibit A represent fair consideration for the Services, and that no part of such compensation is intended as an inducement for you to purchase, or cause the purchase of, the Company’s products.

(d)	Consultant understands that its obligations pursuant to paragraphs (a) and (b) above will not apply to information: (a) which at the time of disclosure is in the public domain, (b) which Consultant can show (through written documentation) was already in its possession at the time of disclosure or (c) which Consultant can show was received from a third party who represented to Consultant that such third party had a lawful right to disclose such information.

(e)	All documents, records, apparatus, equipment, drawings and other physical property, whether or not pertaining to Proprietary Information, furnished to Consultant by Company or produced by Consultant or others in connection with consulting under this Agreement shall be and remain the sole property of Company and shall be returned to it immediately when requested by Company or upon the termination of consulting. Consultant will not take any such property or any reproduction of such property upon such termination.

(f)	Consultant will promptly disclose to Company, or any persons designated by it, all improvements, inventions, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by Consultant, either alone or jointly with others, in connection with or which arise out of consulting for Company (the “Company Inventions”). Consultant hereby assigns to Company all of Consultant’s right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets which Consultant may solely or jointly conceive or develop or reduce to practice, subsequent to the effective date of this agreement, or cause to be conceived or developed or reduced to practice, and which arise out of or relate to the services rendered under this Agreement. All documentation and other copyrightable materials developed or prepared by Consultant in connection with the services performed hereunder shall be deemed to be “works made for hire” in the course of the services rendered hereunder. To the extent that title to any items arising from the performance of Consultant’s services hereunder may not, by operation of law, vest in Company, or such works may not be considered “works made for hire,” all right, title and interest therein, including, without limitation, all copyrights, are hereby irrevocably assigned to Company. Consultant agrees to execute any assignments and other documents necessary to perfect the rights of Company in all intellectual property assigned hereunder.
3.	Consultant represents that neither rendering services as a Consultant to the Company as described herein nor performance during the term of this Agreement will violate any agreements or obligations Consultant may have to any other person or entity and Consultant further represents that Consultant will not use the Proprietary Information of any other person or entity in the course of rendering consulting services to Company nor disclose any such information to Company.

4.	This Agreement is entered into as of April 1, 2010 and shall be effective for all services performed on or after March 24, 2010.

5.	This Agreement may be terminated by either party upon thirty days prior written notice to the other party.

6.	This Agreement shall be governed by and construed under the laws of the State of California.
This Agreement shall be binding upon Consultant, its heirs, executors, assigns and shall inure to the benefit of Company, its successors and assigns, but Consultant’s performance hereunder is personal and cannot be assigned. This Agreement may be amended only in writing by the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
ACCEPTED AND AGREED TO:

CONSULTANT	CARDIOGENESIS CORPORATION

/s/ Marvin J. Slepian, M.D. Marvin J. Slepian, M.D.	/s/ William Abbott William Abbott, Sr. Vice-President & CFO
2540 North Flower Trail
Tucson, AZ 85715

EXHIBIT A
All services rendered by Consultant must be requested and detailed in writing in advance by the Company, and shall be in the area of medical devices as follows:
1.	Consultant may be asked to provide: feedback on new product designs; review clinical protocols, publications or research reports; write manuscripts or articles; present at scientific symposia or educational forums; provide clinical proctoring or training; or any other related activities for the Company. Compensation for consulting services will be $400 per hour with a maximum of $2,500 in one day.

2.	Cardiogenesis will provide for all business related expenses incurred during the course of the consultant’s work for the Company such as telephone, facsimile, Fed Ex, etc. In addition, travel related expenses incurred such as car mileage, airfare, lodging, meals, etc., will be reimbursed to Consultant provided travel is pre-approved.

3.	Consultant will send invoice and receipts for expenses to the Company for services provided. Send all invoices to:
Cardiogenesis Corporation
Attn: Accounts Payable
11 Musick
Irvine, CA 92618